Exhibit 99.1

The Hanover Insurance Group, Inc. Moves to Virtual Annual Meeting of Shareholders

WORCESTER, Mass., April 17, 2020 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced a change in the location of its 2020 Annual Meeting of Shareholders. Due to the ongoing public health crisis and related social distancing guidelines, and in consideration of the health and well-being of meeting attendees, the company will hold a virtual-only meeting on Tuesday, May 12, at 9:00 a.m. Eastern Time. Shareholders will not be allowed to attend in person.

As described in the proxy materials previously distributed to the company’s shareholders and filed on March 27 with the U.S. Securities and Exchange Commission, shareholders of record at the close of business on March 16, 2020, the record date for the meeting, are entitled to participate. The company has adopted a digital format for the meeting to provide a consistent and convenient experience to all shareholders, regardless of location.

Attendance Instructions

The company invites shareholders of record to register for the meeting prior to the deadline of 5:00 p.m. Eastern Time on May 8, 2020. To register, shareholders should visit www.proxydocs.com/THG and enter the control number found on their proxy cards, voting instruction form or previously-received notice, as well as other information the company may request to verify ownership or communicate with shareholders about the meeting. Participants are encouraged to visit the website to test their systems for compatibility in advance.

Shareholders of record who have registered will receive instructions by email in advance of the meeting about how to access the meeting website, along with a toll-free telephone number for help resolving any technical issues. During the meeting, attending shareholders will be able to vote, participate and submit questions by following the instructions and rules of procedure available on the registration and meeting websites.

Whether or not shareholders plan to attend the meeting, the company encourages all shareholders to vote and submit their proxies in advance. Shareholders who attend the Annual Meeting and desire to withdraw their proxy votes may do so by following the instructions provided in the Proxy Statement and on the registration website.

Webcast

The company also will host a listen-only webcast of the meeting for interested parties. Shareholders who have registered for the Annual Meeting in advance should use the instructions found within the email registration confirmation to access the meeting. Those who utilize the public webcast will be able to listen to the meeting but will not be able to vote, participate or ask a question during the meeting.

Meeting Replay

A replay of the meeting will be available on the company’s investor relations website shortly after the conclusion of the Annual Meeting.

Annual Report and Proxy Statement

Proxy materials are available on the company’s website under the “Investors” section, including the 2019 Annual Report on Form 10-K, the 2020 Proxy Statement on Form DEF14A, and the Notice of Change of Location on Form DEFA14A filed with the SEC earlier today.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:
Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
(508) 855-2063	(508) 855-3099	(508) 855-3263
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com

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